Dear Columbus McKinnon -- CM -- Shareholder:

You are invited to a short informational breakfast meeting for CM's shareholders in Western New York.

                  At the University Inn and Conference Center
                           North Forest and Audubon Parkway
                           Amherst, New York

                  On Saturday, July 24, 1999

                  At 7:45 a.m. - Continental Breakfast
                     8:30 a.m. - Presentation and Questions
                     9:30 a.m. - Adjourn

Our objectives for this meeting are:

         To introduce today's CM to you --

                  o  Its unique position in the U.S. material handling industry
                  o  Its array of high quality products
                  o  Its talented and dedicated WNY associates
                  o  Its unequaled position in U.S. industrial markets
                  o  Its expanding role in world markets
                  o  Our belief in its excellent prospects for future success

         And to tell you about the Proxy Contest that will be held in connection with our Annual Shareholders' Meeting to be held on August 16, 1999.

This meeting offers you a chance to meet CM's management team and some of its associates. They have helped combine the traditions of a longtime WNY success story - tried and true products, well established relationships, and a deep-seated knowledge of the business -- with a new vitality fostered by significant recent acquisitions and a new generation of leadership.

We sincerely hope that you will be able to join us next Saturday.


RSVP regrets only - Mrs. Lois H. Demler - 716-689-5409 or 1-800-888-0985